NUMBER PF-0

SHARES [redacted]

Pure Earth, Inc.
Incorporated Under The Laws of the State of Delaware

This Certifies that SPECIMEN is the registered holder of ________ Shares of the Series B Preferred Stock of Pure Earth, Inc.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ________ day of ________ A.D. 20____

[signature] [signature]